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                                                                       EX-99 (C)

PENN SERIES FUNDS, INC.                                                   9/6/06

AUDIT COMMITTEE

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I. Statement of Principles

Under the Sarbanes-Oxley Act of 2002 (the "Act"), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor's independence from the Investment Company ("Company"). To implement these provisions of the Act, the Securities and Exchange Commission (the "SEC") has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee's administration of the engagement of the independent auditor. The following Audit and Non-Audit Services Pre-Approval Policy (the "Policy"), sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

The appendices to this policy describe the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations.

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee's responsibilities to pre-approve services performed by the independent auditor to management.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor's independence.

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II. Delegation

As provided in the Act and the SEC's rules, the Audit Committee may delegate authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Under this provision, the Audit Committee has delegated its authority of pre-approval to the Chairman of the Audit Committee. The Chairman may pre-approve audit and non-audit services on behalf of the Audit Committee and will be responsible for reporting any pre-approvals at the next scheduled Audit Committee meeting following the pre-approval of any such services.

III. Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company's' financial statements. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on an annual basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits and services associated with SEC registration statements, periodic reports and other documents filed with the SEC.

The Audit Committee has pre-approved the Audit services in Appendix A. All other Audit services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the Audit or review of the Company's financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC's rules on auditor independence, the Audit Committee may grant general pre-approval to Audit-related services.

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The Audit Committee has pre-approved the Audit-related services in Appendix A.
All other Audit-related services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

V. Tax Services

The Audit Committee believes that the independent auditor can provide routine Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor's independence, and the SEC has stated that the independent auditor may provide such services. Hence, the Audit Committee believes it may grant general pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC's rules on auditor independence.

Pursuant to the preceding paragraph, the Audit Committee has pre-approved the Tax Services in Appendix A. All other Tax services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

VI. All Other Services

All Other services must be specifically pre-approved by the Audit Committee.

A list of the SEC's prohibited non-audit services is attached to this policy as Appendix B.

VII. Pre-Approval Fee Levels or Budgeted Amounts

Pre-approval fee levels for all services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Controller ("Controller") of the Penn Series Funds and must include a detailed description of the services to be rendered. The Controller will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

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APPENDIX A

Pre-Approved Services for Fiscal Year 2006

Dated: September 6, 2006

                                                         FEES APPROVED UP TO:
                                                     ---------------------------
AUDIT SERVICES                                         THE FUNDS     AFFILIATES*
--------------                                       ------------   ------------
Statutory audits or financial audits for the              See            N/A
Company                                               KPMG Audit
                                                          Fee
                                                       Schedule

Services associated with SEC registration              Included          N/A
statements, periodic reports and other documents        In KPMG
filed with the SEC, and assistance in responding       Audit Fee
to SEC comment letters                                   above

Miscellaneous other audit services                      $10,000          N/A

AUDIT-RELATED SERVICES

Miscellaneous other audit-related services              $10,000        $10,000

TAX SERVICES

Miscellaneous tax compliance and planning services      $10,000        $10,000

All Other Services                                      Require        Require
                                                       specific       specific
                                                     pre-approval   pre-approval

* These include services that the Company's auditors provide to the Company's investment adviser, Independence Capital Management, Inc. (but only if the non-auditing services relate directly to the operations and financial reporting of the Company), and (iii) non-audit services that the Company's auditors provide to the Company's administrative and corporate services agent, The Penn Mutual Life Insurance Company (but only if the non-auditing services relate directly to the operations and financial reporting of the Company).

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APPENDIX B

Prohibited Non-Audit Services

Dated: September 6, 2006

- Bookkeeping or other services related to the accounting records or financial statements of the audit client

-    Financial information systems design and implementation

- Appraisal or valuation services, fairness opinions or contribution-in-kind reports

-    Actuarial services

-    Internal audit outsourcing services

-    Management functions

-    Human resources

-    Broker-dealer, investment adviser or investment banking services

-    Legal services

-    Expert services unrelated to the audit